N E W S about	CONTACT: J. David Pierson Tel: (856) 228-0077 Fax: (856) 228-5577 Web site: www.refacopticalgroup.com

REFAC OPTICAL GROUP ANNOUNCES

INTENT TO DELIST FROM AMERICAN STOCK EXCHANGE

Blackwood, New Jersey (April 9, 2007) – Refac Optical Group announced today that its board of directors approved the delisting of its common stock from the American Stock Exchange. The stock will be delisted in connection with the merger of the Company with ROG Acquisition, Inc., pursuant to which Refac will become a private company. The merger is expected to be completed on or about April 26, 2007.

In accordance with the SEC rules and the rules of the Exchange, the Company has provided written notice to the Exchange of its intent to delist. The Company intends to file a Form 25 with the SEC on or about April 19, 2007 to effect the delisting. By operation of law, the delisting will be effective ten days after this filing, unless the Form 25 is earlier withdrawn by the Company. The Company reserves the right to delay the filing of the Form 25 or withdraw the Form 25 for any reason prior to its effectiveness.

The Company has not arranged for the listing of its common stock on another national securities exchange or for the quotation of its common stock in a quotation medium.

Further information regarding the foregoing is included in the Company’s Current Report on Form 8-K filed today.

About Refac Optical Group

Refac Optical Group, a leader in the retail optical industry and the sixth largest retail optical chain in the United States, operates 517 retail locations in 47 states and Canada, consisting of 496 licensed departments, three freestanding stores, 18 eye health centers and professional optometric practices, two surgery centers, one of which is a laser correction center, and two manufacturing laboratories. Of the 496 licensed departments, 353 are located at JCPenney stores, 61 at Sears, 25 at Macy’s, 28 at Boscov’s, and 29 at The Bay. These licensed departments are full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers and accessories.

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